Exhibit 99.2

IMMEDIATE RELEASE	August 16, 2011

NEOPROBE ELECTS GORDON TROUP CHAIRMAN OF THE BOARD

DUBLIN, OHIO – August 16, 2011 – Neoprobe Corporation (NYSE Amex: NEOP), a diversified developer of innovative oncology surgical and diagnostic products, today announced that Gordon A. Troup was elected Chairman of the Board at a meeting of the Board of Directors held following the Company’s 2011 Annual Meeting of Stockholders.  Mr. Troup succeeds Carl J. Aschinger, Jr., who has served as a director of our Company since June 2004 and as Chairman of the Board since July 2007.

"Gordon is an innovative, forward-thinking leader and has been a positive influence for the Company since joining the Board, and I am very pleased that he succeeds me as Chairman," Mr. Aschinger said.  "He has played an important role in helping evaluate our growth strategy and in guiding us during this pivotal period in our Company’s history.  His experience will serve the Company well as Neoprobe continues its transformation into a pure-play specialty radiopharmaceutical development and commercialization entity."

"In my time with Neoprobe, I have witnessed the beginning of an evolution of an entrepreneurial company with a niche medical device business and development stage radiopharmaceuticals into a company poised to become a lead player in the radiopharmaceutical space," Mr. Troup said.  "Carl’s leadership and stewardship are evident in the enormous accomplishments at Neoprobe during the last several years and I thank him for his tremendous contribution as we look forward to getting Lymphoseek® over the goal line of FDA approval."

Mr. Troup has served as a director of Neoprobe since July 2008 and as Vice Chairman of the Board since July 2010.  He served as President of the Nuclear Pharmacy Services business at Cardinal Health, Inc. (Cardinal Health), a multinational medical products and services company, from January 2003 until his retirement in December 2007.  Mr. Troup joined Cardinal Health in 1990 and was appointed Group President of Pharmaceutical Distribution and Specialty Distribution Services in 1999.  Prior to joining Cardinal Health, Mr. Troup was employed for ten years by American Hospital Supply Corporation and three years by Zellerbach Paper, a Mead Company.  Mr. Troup has a B.S. degree in Business Management from San Diego State University.

"Carl’s vision and leadership guided Neoprobe from a small bulletin board company into an exchange-listed company on the verge of commercial success.  We are fortunate to have had his counsel and guidance during the last several years," said Dr. Mark Pykett, President and Chief Executive Officer of Neoprobe.  "I have also enjoyed working with Gordon as an active director and look forward to his new role as Chairman as we continue to build the Neoprobe business."

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NEOPROBE CORPORATION
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About Neoprobe

Neoprobe is a biomedical company focused on development of precision diagnostics that enhance patient care and improve patient benefit.  Neoprobe is actively developing and commercializing targeted agents aimed at the identification of occult (undetected) disease.  The Company’s two lead radiopharmaceutical agent platforms – Lymphoseek® and RIGScan™ – are intended to help surgeons better identify and treat certain types of cancer.  In achieving its goals, our business model leverages collaborations and partnerships with world-class institutions, manufacturing concerns and distribution entities.  Neoprobe’s strategy is to deliver superior growth and stockholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline programs through continued investment and selective acquisition or in-licensing of complementary technologies.  For more information, please visit
www.neoprobe.com.

Contacts:

Neoprobe Corporation — Brent Larson, Sr. VP & CFO – (614) 822-2330

Investor Relations – Michael Rice, LifeSci Advisors — (201) 408-4923

Public Relations/Media Relations – Mark Marmur, Makovsky & Co. — (609) 354-8135